Filed pursuant to Rule 433
November 16, 2006

Relating to
Pricing Supplement No. 143 dated November 16, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

Senior Floating Rate Notes Due 2008

Issuer:	Morgan Stanley
Principal Amount:	$1,000,000,000
Maturity Date:	November 21, 2008
Trade Date:	November 16, 2006
Original Issue Date (Settlement):	November 21, 2006
Interest Accrual Date:	November 21, 2006
Redemption at Maturity:	100%
Issue Price (Price to Public):	100%
Agent’s Commission:	0.15%
All-in Price:	99.85%
Net Proceeds to Issuer:	$998,500,000
Base Rate:	LIBOR Telerate
Spread (plus or minus):	Plus 0.04% per annum
Index Maturity:	1 month
Index Currency:	U.S. dollars
Interest Payment Period:	Monthly
Interest Payment Dates:	The 21st day of each month, beginning December 21, 2006
Initial Interest Rate:	The Base Rate plus 0.04%; to be determined on the second London banking day prior to the Original Issue Date
Initial Interest Reset Date:	December 21, 2006
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Monthly
Interest Determination Dates:	Two London banking days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Specified Currency:	U. S. Dollar
Denominations:	$1,000 and multiple integrals in excess thereof
Business Day:	New York
CUSIP:	617446A82
Ratings:	Aa3 / A+
Agents:	Morgan Stanley & Co. and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Prospectus Dated January 25, 2006
Prospectus Supplement Dated January 25, 2006